EXHIBIT 99.1


Contact:  Bruce Plowman                               FOR IMMEDIATE RELEASE
          or Spencer Davis                            Moved on PR Newswire
          310.615.0311                                February 19, 1998


                 COMPUTER SCIENCES CORPORATION BOARD REJECTS
              COMPUTER ASSOCIATES' UNSOLICITED ACQUISITION OFFER

     EL SEGUNDO, Calif., Feb. 19 -- Computer Sciences Corporation (NYSE: CSC) (the "Company") announced today that its Board of Directors voted unanimously to reject an unsolicited acquisition offer from Computer Associates International, Inc. (NYSE:CA) and that Computer Sciences will not enter into negotiations with Computer Associates.

     Computer Sciences said that its Board's action was in response to an unsolicited offer contained in a letter from Computer Associates dated February 10, 1998, and subsequent indications from Computer Associates that it would offer $114 per share for the stock of Computer Sciences in a friendly acquisition. The Company said that its Board is not formally responding to Computer Associates' tender offer, filed February 17, 1998, but rather to all other materials that CSC's Board has seen, read and deliberated on, and that the Company's formal response to the tender offer will be made in a filing with the Securities and Exchange Commission within the requisite ten business days.

     In a letter from Computer Sciences' Chairman and CEO, Van Honeycutt, to Computer Associates' Chairman and CEO Charles Wang, Computer Sciences said that the terms of Computer Associates' proposal do not represent fair value for CSC shareholders and that any effort to combine Computer Sciences and Computer Associates would not make business sense. CSC also advised CA that the Company has moved to strengthen its protections against CA's attempt to force an acquisition by threatening damage to the value of CSC and that it would use every legal means necessary to defeat that attempt.

                                  -more-

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Computer Sciences Corporation - page 2                    February 19, 1998


     In his letter to Wang, Honeycutt said:   "We believe that CSC has far
greater near- and long-term prospects than are reflected in your bid. Based on our assessment of CSC's opportunities for growth in revenues and earnings per share, and the potential such growth has to effect significant appreciation in our stock price, we do not believe your offer rewards our shareholders for the true value of their investment."

     Computer Sciences said that a combination with Computer Associates does not make business sense because it would result in a lower credit rating for the combined company, compromise CSC's "platform neutrality", and trigger the departure of key CSC employees.

     "CSC's strong financial condition, as reflected by our 'A' credit rating, is critical to our ability to secure the large, long-term outsourcing contracts that are a key to growth in IT services," said Honeycutt in the letter. "A combined CSC and CA would be irresponsibly leveraged and thus have a much lower credit rating and be at a distinct disadvantage in the competition for such business."

     In the letter, Honeycutt said that the loss of platform neutrality, or the ability of CSC consultants to recommend a variety of software products to meet customers' individual needs, "would be severely compromised if CSC were to be acquired by CA, and, as a result, we would lose credibility in the marketplace."

     CSC will be filing today with the Securities and Exchange Commission a periodic report on Form 8-K disclosing specific measures approved by its Board of Directors.

     CSC provides clients with a wide range of professional services, including management consulting, information systems consulting and integration, and operations support. The company has more than 44,000 employees in nearly 600 offices worldwide. For the 12 months ended December 26, 1997, CSC had $6.3 billion in revenue. More information about CSC, including a copy of the letter to Computer Associates referred to herein, is available at www.csc.com.

                                  -more-


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Computer Sciences Corporation - page 3                    February 19, 1998


     Computer Sciences Corporation cautions that any statements in this document as to future business results are forward looking statements and by their nature are necessarily subject to uncertainties concerning events beyond the company's control, and no assurances can be given that such results will be achieved.

                                    -0-


Media Contact:               C. Bruce Plowman, Computer Sciences Corporation
                             (310) 615-0311

                             Robert Mead, Bozell Sawyer Miller Group
                             (212) 445-8208


Investor Contact:            J. Spencer Davis, Computer Sciences Corporation
                             (310) 615-0311





                    Editors:  please see attached letter.
                    ------------------------------------

February 19, 1998



Mr. Charles Wang
Chairman and Chief Executive Officer
Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York  11788

Dear Charles:

Our Board of Directors has met and carefully considered the offer contained in your letter of February 10, 1998 and your subsequent indications that you would offer $114 per share for the stock of Computer Sciences Corporation in a friendly transaction. We have not had the time to review the disclosures in your tender offer and will furnish you our further responses to the tender offer at a later time.

Our board voted unanimously to reject your proposal and not to enter into negotiations with Computer Associates on the sale of Computer Sciences. We believe that the terms of your proposal do not represent fair value for our shareholders and that any effort to combine Computer Sciences and Computer Associates does not make business sense.

On the advice of counsel, we have moved to strengthen our protections against your ill-considered and unwelcome attempt to force an acquisition by threatening damage to the value of our company. We will utilize every legal means necessary to defeat your attempt and will hold you and your company responsible for any damages we sustain.

Our rationale for rejecting a merger of our companies is clear and compelling.


Your Offer Does Not Represent Fair Value

We believe that CSC has far greater near-and long-term prospects than are reflected in your bid. Based on our assessment of CSC's opportunities for growth in revenues and earnings per share, and the potential such growth has to effect significant appreciation in our stock price, we do not believe your offer rewards our shareholders for the true value of their investment. In addition, your offer fails to recognize that CSC shareholders own a unique asset that is impossible to replicate in the information technology marketplace.

CSC is in robust financial condition with a compound annual growth rate of
20.4 percent in revenue over the past five years, and a 26.3 percent increase in income before special items for the same period. We have made larger gains in market share and revenue than our primary competitor in fifteen of the last sixteen quarters. We have won or implemented $6.7 billion in large outsourcing contracts over the past twelve months and our pipeline of major new business prospects is extremely promising.

CSC is on course to grow our business in all of our markets through strong internal growth and an acquisition strategy designed to enhance our growth in geographic markets, key vertical industries and specialized service segments.


Combining CSC and CA Does Not Make Sense

CSC's strong financial condition, as reflected by our 'A' credit rating, is critical to our ability to secure the large, long-term outsourcing contracts that are a key to growth in IT services. A combined CSC and CA would be irresponsibly leveraged and thus have a much lower credit rating and be at a distinct disadvantage in the competition for such business.

CSC's ability to provide independent solutions is a threshold issue for customers who demand platform neutrality. This neutrality would be severely compromised if CSC were to be acquired by CA and, as a result, we would lose substantial credibility in the marketplace. You have already stated publicly that you would redirect the efforts of many CSC employees to sales and service of CA's software products, a prospect that both our customers and employees would find unacceptable.

More than 25 percent of CSC's total anticipated revenues for fiscal 1999 are derived from outsourcing contracts that contain change in control provisions which would allow customers who are concerned about such issues to move to another services firm. We have already been notified by a number of such clients that they will either exercise such provisions or curtail or reduce the flow of new business to CSC should a CA takeover occur. In addition, software critical to CSC's data centers and other operations is licensed to CSC under contracts which are terminable by the licensor if CA acquires CSC.

The most important asset of Computer Sciences is our people. They create sustainable competitive advantage in customer satisfaction and revenue generation, and are the best in the business. It is widely recognized that CSC and CA have dramatically different cultures, and it is clear that many of the very assets you are trying to buy - our employees - will decline to join your company.

Our Board of Directors and our management are committed to maximizing the value of our stockholders' investment, consistent with the highest standards of responsibility to our customers and employees. Consistent with our fiduciary duty to stockholders, we are always prepared to give serious consideration to strategic options which fairly reflect the value of our corporation and which make business sense. Clearly, your offer does neither.

Charles, we respectfully suggest that you withdraw your offer immediately and move on.

Sincerely,



Van B. Honeycutt

cc:  Computer Associates Board of Directors


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